FOR IMMEDIATE RELEASE

China Mineral Acquisition Corp. (CMAQ.OB) Sets Meeting and Record Dates for Special Meeting of Stockholders

NEW YORK, October 18, 2006 (BUSINESS WIRE) -- China Mineral Acquisition Corporation (OTCBB: CMAQ, CMAQU, CMAQW) announced today that its Board of Directors has called a special meeting of stockholders to be held on November 27, 2006, to consider and approve the dissolution and liquidation of the Company. As previously announced, the dissolution and liquidation is being proposed as contemplated by its certificate of incorporation, since the two-year period for the Company to complete a business combination has passed without one being consummated.

The Board of Directors has set October 23, 2006, as the record date for holders of China Mineral’s common stock authorized to vote at the meeting.

Important information concerning the meeting will be contained in proxy material which will be sent to stockholders in the near future. Stockholders are urged to read those materials carefully.

About China Mineral: Based in New York City, China Mineral was incorporated in March 2004 as a “blank check” company to identify and acquire an operating business having operations in the People's Republic of China. China Mineral raised approximately US$21.3 million (net) in an August 2004 initial public offering of four million units at US$6.00 per unit, each consisting of one share of common stock and two redeemable common stock purchase warrants having an exercise price of US$5.00. Approximately US$20.4 million of the IPO proceeds was placed in a trust account maintained by an independent trustee, which, together with interest, will be returned to current holders of China Mineral common shares originally issued in its IPO. No payments will be made in respect of China Mineral’s outstanding warrants or in respect of shares held by the Company’s pre-IPO stockholders.

Information contact:

China Mineral Acquisition Corporation
Dixon Chen, 1-848-391-8799